Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D/A, dated September 8, 2017, relating to the Common Shares, par value $0.05 per share of Golden Ocean Group Limited shall be filed on behalf of the undersigned.

September 8, 2017
(Date)

Frontline Ltd.
By: /s/ Inger M. Klemp
Name: Inger M. Klemp Title: Principal Financial Officer
Hemen Holding Limited
By: /s/ Spyros Episkopou
Name: Spyros Episkopou Title: Director

Greenwich Holdings Limited

By: /s/ Spyros Episkopou
Name: Spyros Episkopou Title: Director
C.K. Limited
By: /s/ Spyros Episkopou
Name: Spyros Episkopou Title: Director
Farahead Investments Inc.
By: /s/ Spyros Episkopou
Name: Spyros Episkopou Title: Director
Greenfields Holding Inc.
By: /s/ Spyros Episkopou
Name: Spyros Episkopou Title: Director
GSA Limited
By: /s/ Spyros Episkopou
Name: Spyros Episkopou Title: Director
/s/ John Fredriksen
(Signature)
John Fredriksen (Name)